Exhibit 10.22

CONFIDENTIAL

September 9, 2005

Mr. Gregory E. Hyland
8315 Bar Harbor Lane
Charlotte, North Carolina 28210

Dear Greg,

We are delighted to offer you the position of Chairman, President and Chief Executive Officer of Walter Industries, Inc. The terms of your employment will be as follows:

1. As Chairman, President and Chief Executive Officer of the Company and a member of the Board of Directors, you will report to the Board of Directors, acting in accordance with the Company's articles, bylaws and resolutions enacted by or policies established by the Board of Directors. You will provide regular reports to the Board on financial performance, strategic direction, management development, business plans, and such other matters as are customarily reviewed by or as may be required by the Board of Directors.

2. You and your spouse will relocate to the Tampa area as quickly as practicable, but in no event later than 150 days following your acceptance of this offer.

3. Your employment will commence as of the close of business on September 16, 2005.

4.      Your compensation package will be as follows:

        a) Your base salary will be $725,000 per year. The Board will consider a merit increase in March 2007 and annually thereafter.

        b) Your annual target bonus under the Walter Industries Executive Incentive Plan (EIP) will be 100% of base pay. The calculated target value of your annual Long Term Incentive Plan (LTIP) equity opportunity will be $1.6 million. The amount of your annual bonus and equity opportunity will fluctuate based upon actual performance under the Company's EIP and LTIP plans as in effect from time to time. You will receive a pro-rata bonus for the portion of the year 2005 that you are actually employed by the Company, at the greater of the amount earned under plan terms or the target level. Your first award of stock options and Restricted Stock Units under the Company's LTIP Plan will occur at the time other company executives receive such awards in February, 2006.

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Mr. Gregory E. Hyland                                                     Page 2
September 9, 2005

        c) You will receive a car allowance of $2,000 per month, subject to usual withholding taxes.

        d) You will be awarded a non-qualified option to purchase 35,000 shares of Walter Industries, Inc. common stock at the average of the high and low price on the New York Stock Exchange on the first day of your employment. These options will vest at the rate of 1/3 per year over a three-year period and will be subject to the terms of the Company's LTIP Plan and your individual stock option agreement.

        e) You will be awarded 35,000 restricted stock units on the first day of your employment. These restricted stock units will vest on the seventh anniversary of your first day of employment and will be subject to the terms of the Company's LTIP Plan and your individual restricted stock unit agreement. These restricted stock units will be subject to accelerated vesting, 1/4 per year for the first four full calendar years following your date of employment (the first such accelerated vesting possibility to occur as of December 31, 2006). Such acceleration will occur if the price of Walter Industries, Inc. common stock has increased at least 12.5% from October 1, 2005 to December 31, 2006, plus 10% compounded annually thereafter over the average of the high and low price on the New York Stock Exchange on the first day of your employment.

        f) Within 30 days of your hire date, you will receive a one time payment of $400,000 in recognition of the fact that you will be forfeiting a bonus, repaying certain moving and temporary living expenses, incurring other costs and forfeiting certain other benefits in connection with your acceptance of this offer from the Company. This payment will not be grossed up for tax purposes.

        g) You will receive the following additional benefits:

        - Reimbursement for all reasonable and customary business-related travel and entertainment expenses, in accordance with the terms of the policy generally applicable to the executives in the location in which you are primarily based, as it may change from time to time.

        - Participation in the group life and health insurance benefit programs, generally applicable to Executives employed in the location in which you are primarily based, in accordance with their terms, as they may change from time to time.

        - Participation in the Retirement Savings Plan, generally applicable to salaried employees in the location in which you are primarily based, as it may change from time to time and in accordance with its terms.

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Mr. Gregory E. Hyland                                                     Page 3
September 9, 2005

        Currently, if the employee contributes 4% of base pay to the Plan, the company will contribute a total of 10% of base pay to the Plan. In addition, the Company will contribute 10% of your base pay to a non-qualified retirement plan for a period of up to 5 years from your hire date, but not beyond the date of your termination, death or disability. You will fully vest in benefits under both the qualified Retirement Savings Plan and the non-qualified supplemental plan in the event of your death, disability or termination other than for cause.

        - Participation in the Employee Stock Purchase Plan, generally applicable to salaried employees in the location in which you are primarily based, as it may change from time to time and in accordance with its terms.

        - 4 weeks of annual vacation to be used each year, without carryover of unused vacation days.

        - The Company will pay the dues for your membership in one country club and one luncheon club in the Tampa area, for the reasonable cost of financial and tax planning services and for an annual executive physical.

        - The Company will reimburse you for all out of pocket costs of your relocation to the Tampa area, including moving of household effects, temporary living expenses for up to 120 days, reasonable house hunting expenses for you and your spouse, transportation of your family to Tampa, closing costs on the sale of your home in North Carolina and costs associated with the purchase of another home in the Tampa area, and, if you choose, within 60 days of receiving an offer from the Company based upon appraisals, use of the Company's third party relocation service to sell your home in North Carolina. You will also receive $10,000 to cover miscellaneous expenses incurred in your move. In addition, you will be "grossed up" for such expenses to the extent they exceed allowable limits under Internal Revenue Service (IRS) regulations. Under the provisions of the Sarbanes-Oxley Act, the Company cannot extend or facilitate a loan to you in connection with your relocation. In addition to the above, the Company will reimburse you up to a maximum of $105,000 for any deposit forfeited in connection with the termination of your contract to purchase a home in the Miami, Florida area, which amount shall also be subject to the "gross-up" mentioned in the preceding sentence.

        You may contact the Company's General Counsel with any questions regarding the Company's compensation and benefit plans.

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Mr. Gregory E. Hyland                                                     Page 4
September 9, 2005

5. You will not use any company-owned, leased or chartered aircraft for personal travel at company expense, except in the case of a family emergency and with the prior approval of the Chairman of the Compensation and Human Resources Committee of the Board, or in the event of his unavailability, the Chairman of the Corporate Governance Committee. You will not be required to reimburse the cost of any such pre-approved emergency travel to the Company, but the value of such travel will be taxable to you in accordance with applicable IRS regulations.

6. You may serve on up to two other public company boards of directors and up to 2 boards of directors of charitable and non-profit organizations in the Tampa area with the prior consent of the Board, but you shall serve on no public company boards other than the board of Walter Industries, Inc. during your first 12 months with the Company.

7. The Company desires to have you, as the chief executive of the Company, make a meaningful investment in the Company. In this regard, as soon as practicable, but within the next 12 months you shall invest at least $150,000 in the Company's common stock. This investment should be made in consultation with the Company's General Counsel in order to avoid any concerns regarding insider information concerning the Company and its businesses.

8. In the event of your involuntary termination, other than for "cause", or your resignation following a significant diminution in pay or responsibilities, you will be eligible for the following severance benefits:

        a) i) Twenty four months of base salary continuation at the rate in effect at the date of termination, plus (ii) a pro-rata bonus for the portion of the current year actually worked computed in accordance with plan terms to the date of termination, plus (iii) 12 months of additional bonus computed at the target level at the date of termination.

        b) Continuing fringe benefits for the duration of your base salary payments (24 months) and participation in the Company's group life and health programs to the extent such plans permit continuing participation. In any event, health and life insurance will continue for the period of your contractual salary severance payments, but not beyond the availability of such insurance from a subsequent employer. The COBRA election period will not commence until the expiration of coverage under the Walter Industries plans.

9. You agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during the period of your employment with Walter Industries, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company, result from or are suggested by any work you may do for the Company, or which result from use of the Company's premises or the Company's or its customers' property (collectively, the "Developments") shall be the sole and exclusive property of the Company.

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Mr. Gregory E. Hyland                                                     Page 5
September 9, 2005

You hereby assign to the Company your entire right and interest it any such Development, and will hereafter execute any documents in connection therewith that the company may reasonably request. This section does not apply to any inventions that you made prior to your employment by the Company, or to any inventions that you develop entirely on your own time without using any of the Company's equipment, supplies, facilities or the Company's or its customers' confidential information and which do not relate to the Company's business, anticipated research and development, the work you have performed for the Company.

10. As an inducement to Walter Industries to make this offer to you, you represent and warrant that you are not a party to any agreement or obligation for personal services, and that there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept this offer and to perform the duties and obligations specified herein.

11. You acknowledge and agree that you will respect and safeguard Walter Industries property, trade secrets and confidential information. You acknowledge that the Company's electronic communication systems (such as email and voicemail) are maintained to assist in the conduct of the Company's business and that such systems and data exchanged or stored thereon are Company property. In the event that you leave the employ of the Company, will not disclose any trade secrets or confidential information you acquired while an employee of the Company to any other person or entity, including, without limitation, a subsequent employer, or use such information in any manner.

12. During the term of your employment and for a period of twelve (12) months after termination of your employment, you shall not: (i) directly or indirectly act in concert or conspire with any person employed by the Company in order to engage in or prepare to engage in or to have a financial or other interest in any business or any activity which you knows (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on; or (ii) serve as an employee, agent, partner, shareholder, director or consultant for, or in any other capacity participate, engage, or have a financial or other interest in any business or any activity which you know (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on (provided, however, that notwithstanding anything to the contrary contained in this Agreement, you may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934).

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Mr. Gregory E. Hyland                                                     Page 6
September 9, 2005

13.     Definitions

        (a) "Cause" shall mean your (i) conviction or guilty plea of a felony involving fraud or dishonesty, (ii) theft or embezzlement of property from the company (iii) willful and continued refusal to perform the duties of your position (other than any such failure resulting from your incapacity due to physical or mental illness) or (iv) fraudulent preparation of financial information of the Company.

        (b) For purposes of this agreement, a significant diminution in pay or responsibilities shall not have occurred if (i) the amount of your bonus or equity opportunity fluctuates due to performance considerations under the company's bonus and long term incentive plans in effect from time to time, or (ii) the Company undergoes a strategic realignment of its businesses (such as a split-up or spin-off transaction), with or without a shareholder vote, and you remain the chairman and chief executive officer of a newly formed or surviving publicly traded company with the same compensation arrangements that existed prior to such strategic realignment.

14. It is agreed and understood that this offer letter, if and when accepted, shall constitute our entire agreement with respect to the subject matter hereof and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with the Company.

Greg, let us assure you that the entire Board of Directors is delighted at the prospects of your joining Walter Industries, Inc. and we look forward to working with you. If you are in agreement, please sign and return one copy of this letter, and retain one for your records.

Very truly yours,

/s/Donald N. Boyce
--------------------------
Donald N. Boyce
For the Board of Directors

Agreed and Accepted:

/s/Gregory E. Hyland
--------------------------
Gregory E. Hyland

September 9, 2005
Date